Exhibit 10.17

PURCHASE AND SALE AGREEMENT

by and among

LA MESA REAL ESTATE, LLC

NATIONAL CITY REAL ESTATE II, LLC

NATIONAL CITY REAL ESTATE I, LLC

UPLAND REAL ESTATE, LLC

and

MRT OF LA MESA CA – SNF, LLC

MRT OF NATIONAL CITY CA – SNF I, LLC

MRT OF NATIONAL CITY CA – SNF II, LLC

MRT OF UPLAND CA – SNF/ALF, LLC

Dated: February 19, 2015

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Index of Definitions.

The following capitalized terms used in this Agreement have the meanings located in the corresponding section below.

Term	Section
“Additional Property Interests”	Section 1.01
“Agreement”	Preamble
“Applicable Laws”	Section 7.01(e)(i)
“A/R Credit Facility”	Section 8.08(b)(v)
“Bill of Sale”	Section 4.02(b)
“Broker”	Section 7.01(h)
“Closing”	Section 2.03(a)
“Closing Costs”	Section 2.03(b)
“Closing Outside Date”	Section 6.01(b)
“Closing Purchase Price”	Section 2.03(a)
“Closing Date”	Section 4.01
“Code”	Section 2.04(b)
“Deed”	Section 4.02(a)
“Earnest Money Deposit”	Section 2.02
“EBITDAR”	Section 8.08(a)(v)
“EBITDARM”	Section 3.01(a)
“Effective Date”	Preamble
“Facility” or “Facilities”	Section 1.01
“Evidence of Payoff”	Section 8.07(b)
“Exchange Act”	Section 11.15
“Facility Operator”	Section 3.01(b)
“Final Allocation”	Section 2.04(b)
“FIRPTA Affidavit”	Section 4.02(c)
“Fundamental Representations”	Section 7.03(b)
“GAAP”	Section 3.01(c)
“Governmental Body”	Section 7.01(e)(i)
“Healthcare Permits”	Section 7.01(g)
“HUD Financing”	Section 8.07(a)
“Improvements”	Section 1.01(a)
“Intangible Property”	Section 1.01(a)
“LG Facility Rent”	Section 8.08(b)(i)
“LG Parent”	Section 3.01(a)
“LG Parent Credit Agreement”	Section 8.07(b)
“LG Parent Credit Facility”	Section 8.08(b)(v)
“LG Parent Guaranty”	Section 4.02(e)
“Major Damage”	Section 10.02
“Master Lease Agreement”	Section 4.02(d)
“Material Adverse Change”	Section 8.03(b)
“Minor Damage”	Section 10.01
“Owner Policies”	Section 9.02(d)

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Term	Section
“Permitted Exceptions”	Section 5.01
“Personal Property”	Section 1.01(c)
“Pro Forma Title Policy” or “Pro Forma Title Policies”	Section 9.02(d)
“Property” or “Properties”	Section 1.01
“Property List”	Section 1.01
“Proposed Closing Purchase Allocation”	Section 2.04(a)
“Purchaser” or “Purchasers”	Preamble
“Purchaser Parent Guaranty”	Section 4.03(b)
“Purchase Price”	Section 2.01
“Purchaser Transaction Costs”	Section 2.03(b)
“RCFE”	Section 1.01
“Securities Act”	Section 11.15
“Seller” or “Sellers”	Preamble
“Sellers’ Disclosure Schedule”	Section 7.01
“Sellers’ Knowledge”	Section 7.01(b)
“Tenants”	Section 8.08(a)(ii)
“Title Company”	Preamble
“Transactions Costs Cap”	Section 2.03(b)
“Transactions”	Section 2.03(b)
“2013 LG Audited Statement”	Section 3.01(d)
“2014 EBITDARM”	Section 3.01(e)
“2014 LG Audited Statement”	Section 3.01(f)

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date (as hereinafter defined) by and among La Mesa Real Estate, LLC, National City Real Estate II, LLC, National City Real Estate I, LLC, and Upland Real Estate, LLC, each, a California limited liability company (collectively, “Sellers” and each, individually, a “Seller”), and MRT of La Mesa CA – SNF, LLC, MRT of National City CA – SNF I, LLC, MRT of National City CA – SNF II , LLC, MRT of Upland CA – SNF/ALF, LLC, each, a Delaware limited liability company (collectively, “Purchasers” and each, individually, a “Purchaser”). The “Effective Date” of this Agreement shall be the date Commonwealth Land Title Company (the “Title Company”) delivers its counterparty signature hereto.

ARTICLE I

PROPERTIES

Section 1.01 Properties. Each Seller owns the real property indicated opposite its name on the “Property List,” attached hereto as Exhibit A and made a part hereof for all purposes, together with all improvements thereon and all easements, rights, benefits and appurtenances thereunto belonging, including the Additional Property Interests. The terms “Property” and “Properties” as used in this Agreement shall mean certain or all (as the context may require) of the real properties identified on the Property List, together with the Additional Property Interests. The real property comprising each of the Properties is more fully described in the respective Pro Forma Title Policies (as hereinafter defined). The terms “Facility” and “Facilities” as used in this Agreement shall mean certain or all (as the context may require) of the skilled nursing facilities and residential care facility for the elderly (“RCFE”) operated on the Properties and identified on the Property List.

The term “Additional Property Interests” means the following, to the extent related to each Property:

(a) Improvements. All of the applicable Seller’s right title and interest in and to improvements, structures and fixtures now constructed or under construction with respect to and situated on the Property, together with all of such Seller’s right, title and interest in all parking areas, loading docks and similar facilities, landscaping and other improvements, structures and fixtures (all of the foregoing being hereinafter collectively referred to as the “Improvements”).

(b) Certain Other Intangibles. All of the applicable Seller’s rights, title and interest in and to (i) all parking agreements, and all contract rights (as approved by the applicable Purchaser) together with (ii) all other intangible rights appurtenant to the Properties and/or the Improvements, including (to the extent assignable) all roof, HVAC and other warranties issued with respect to the Improvement (all of the foregoing being hereinafter collectively referred to as the “Intangible Property”).

(c) Personal Property. All of the applicable Seller’s right, title and interest in all beds, fixed and moveable equipment, furniture, furnishings, machinery, heating, plumbing, ventilation and air conditioning systems and equipment, carpet, tile, floor coverings, security devices, sprinkler systems, supplies, tenant lease files, leasing records, tenant credit reports, audio systems, keys, surveys, plans and specifications (whether in CAD, electronic or other format), and all other tangible personal property situated on the Property, owned by such Seller, and used in connection therewith or with the Improvements, along with such Seller’s interest as lessee in any rented or leased personal property, to the extent approved by the applicable Purchaser (all of the foregoing being hereinafter collectively referred to as the “Personal Property”).

Section 1.02 Purchase and Sale. Sellers hereby agree to sell and convey to Purchasers, and Purchasers hereby agree to purchase from Sellers, upon the terms and conditions set forth herein, all of Sellers’ right, title and interest in and to the Properties, free and clear of all liens, claims and encumbrances, except Permitted Exceptions (as hereinafter defined).

ARTICLE II

PURCHASE PRICE

Section 2.01 Purchase Price. The total purchase price for the Properties is an amount equal to the sum of EIGHTY MILLION DOLLARS ($80,000,000) (the “Purchase Price”). The Purchase Price is allocated among the Properties as set forth on the Property List attached hereto as Exhibit A.

Section 2.02 Earnest Money Deposit. On the Effective Date, the sum of ONE MILLION AND 00/100 DOLLARS ($1,000,000) (the “Earnest Money Deposit”) shall be delivered to Title Company by Purchasers as an earnest money deposit. Except as otherwise set forth in Section 6.03, Section 8.03, Section 10.02 and Section 10.04, the Earnest Money Deposit shall be deemed non-refundable to Purchasers and payable to Sellers in accordance with this Agreement. Title Company shall place the Earnest Money Deposit in an interest bearing account and all interest accrued on the Earnest Money Deposit shall run with the funds and become a part of the Earnest Money Deposit.

Section 2.03 Closing Payments.

(a) Payment of Closing Purchase Price. On or before the closing of the transactions contemplated in this Agreement (the “Closing”), Purchasers will deposit with the Title Company an amount in cash equal to (i) the sum of the aggregate amounts allocated on the Property List to all of the Properties less (ii) the Earnest Money Deposit (the “Closing Purchase Price”). At the Closing, the Title Company will pay an amount in cash equal to the sum of (y) the Closing Purchase Price and (z) the Earnest Money Deposit by wire transfer of immediately available funds for the benefit of the Persons and to the accounts specified in writing by Sellers prior to the Closing.

(b) Payment of Closing Costs and Purchasers’ Transaction Costs. At the Closing, Sellers agree to pay (with such amounts may, at Sellers’ option, be deducted from the Closing Purchase Price or paid directly by Sellers), (i) all (a) documentary stamp, transfer, surtax, excise taxes, or other levies or charges of any kind and nature, payable upon the transfer of the applicable Properties and/or recordation of the applicable Deeds; (b) all recording fees; (c)

the cost of each Owner Policy and any endorsements thereto requested by Purchasers; (d) the cost of the survey of each Property; and (e) any escrow and other charges of the Title Company (collectively, the “Closing Costs”), and (ii) the actual out-of-pocket costs and expenses incurred by Purchasers or their affiliates in connection with the negotiation, due diligence investigation, documentation, and closing of potential transactions involving Sellers or their affiliates, including, without limitation, the fees and expenses of Purchasers’ outside attorneys, accountants, and consultants, and all engineering, inspection, environmental and survey fees, incurred during the period of June 1, 2014 through the Closing Date (the “Purchaser Transaction Costs”); provided that the total amount payable by Sellers pursuant to this Section 2.03(b) will not exceed an aggregate of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000) (the “Transactions Costs Cap”). The parties agree that the amount payable by Sellers under this Section 2.03(b) will be applied first against the Closing Costs and second against the Purchaser Transaction Costs, up to the Transactions Costs Cap. In the event (y) at the Closing, the Closing Costs exceed the Transactions Costs Cap, or (z) an amount equal to the Transactions Costs Cap is paid by Sellers in connection with the Closing, Purchasers will be responsible for any and all additional Closing Costs incurred. Subject only to Sellers’ obligation to pay Purchaser Transaction Costs up to the Transactions Costs Cap, all fees and expenses incurred by each party or its affiliates in connection with the transactions contemplated by this Agreement (the “Transactions”) will be paid by such party or such affiliate, whether or not the Transactions are consummated.

Section 2.04 Purchase Price Allocation.

(a) Within thirty (30) days of the Closing Date, Sellers shall prepare and deliver to the Purchasers a schedule setting forth the fair market value of each of the Additional Property Interests with respect to each Property (the “Proposed Closing Purchase Allocation”), consistent with the allocation provided on the Property List, for Purchasers’ review. If Purchasers disagree with the Proposed Closing Purchase Allocation, Purchasers may, within thirty (30) days after delivery of the Proposed Closing Purchase Allocation, provide any comments to Sellers with respect to such Proposed Closing Purchase Allocation. Sellers shall consider any comments in good faith and shall, in their sole discretion, incorporate any such comments Sellers deem advisable. The Proposed Closing Purchase Allocation as determined pursuant to this Section 2.04(a) shall be the “Final Allocation.”

(b) The Final Allocation shall be adjusted by Sellers (with a copy sent to Purchasers) for any subsequent adjustments to the Purchase Price under this Agreement, provided that any such adjustment shall be consistent with the Final Allocation. Purchasers and Sellers shall file all Tax Returns consistent with (and amend any previously filed Tax Return to be consistent with) the Final Allocation, as modified by Sellers for any subsequent adjustments to the Purchase Price, and shall not take any action inconsistent therewith on any Tax Return unless required pursuant to a determination (as defined in Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar provision of state or local Tax Law); provided that nothing contained herein shall prevent Purchasers, Sellers or their respective Affiliates from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Final Allocation, and none of Purchasers, Sellers or any of their respective Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by a taxing authority challenging such Final Allocation. Purchasers, on the one hand, and Sellers, on the other hand, shall promptly notify each other in the event of an examination, audit or other proceeding regarding the Final Allocation.

ARTICLE III

CERTAIN DEFINITIONS

Section 3.01 Certain Definitions. For the purposes of this Agreement, the following definitions shall apply:

(a) “EBITDARM” means, for any period, (i) the aggregate net income of the Facility Operators for such period (determined in accordance with GAAP applying the same principles that were used by Life Generations Healthcare LLC, the ultimate parent company to Sellers (“LG Parent”) in preparing the 2013 LG Audited Statement), plus (ii) the aggregate of the following, without duplication, (A) interest expense, (B) income taxes, (C) depreciation and amortization expenses, (D) rent and deferred rent expense for leases of real property, (E) management fees, (F) all extraordinary expenses, including non-cash, or non-recurring losses and expenses (including any fees, expenses, penalties or settlement costs related to the OIG Investigation (as such term is defined in Exhibit B)), (G) non-cash compensation expenses arising from the issuance of stock, options to purchase stock, and stock appreciation rights and settlement costs and legal expenses related to the grant and exercise of stock options, (H) nonrecurring or special Facility Operator(s) employee bonuses as well as non-recurring special corporate level bonuses, including expenses and employer taxes related to the payment of such bonuses, (I) fees and expenses paid in connection with the Transactions or any related transaction, including the due diligence, execution and delivery by LG Parent and/or Sellers, including fees and expenses related to the repayment of all amounts and the termination of the LG Parent Credit Agreement (defined below), and (J) any reasonable fees, costs or expenses paid to third parties in connection with an acquisition or new business regardless of whether such transaction is consummated.

(b) “Facility Operator” means, with respect to any Property, the entity that is the licensed operator of such Property, which such entities as of the time of the Closing are identified on the Property List.

(c) “GAAP” means U.S. generally accepted accounting principles, consistently applied.

(d) “2013 LG Audited Statement” means the audited consolidated financial statement of LG Parent, and its subsidiaries for the year ended December 31, 2013.

(e) “2014 EBITDARM” means EBITDARM for the year ending December 31, 2014, determined on the basis of the 2014 LG Audited Statement.

(f) “2014 LG Audited Statement” means the audited consolidated financial statement of LG Parent, and its subsidiaries for the year ended December 31, 2014, with consolidating income statement supplemental information for the Facility Operators.

ARTICLE IV

CLOSING

Section 4.01 Closing. Subject to satisfaction or waiver of the Conditions Precedent to Closing set forth in ARTICLE IX of this Agreement and to the timing of the delivery of the Evidence of Payoff (as defined below), the Closing will be held through escrow at the offices of the Title Company and is scheduled to occur on or about 11:00 a.m. eastern time on March 2, 2015 (the “Closing Date”) and/or at such other time and place as will be mutually agreed by the parties.

Section 4.02 Sellers’ Closing Deliverables. At the Closing, Sellers shall execute, cause to be duly executed, deliver and/or cause to be delivered to Purchasers the following with respect to each Property:

(a) A grant deed in such form as is mutually agreed upon by the parties (the “Deed”).

(b) A blanket conveyance, bill of sale and assignment in such form as is mutually agreed upon by the parties (the “Bill of Sale”).

(c) With respect to the Properties, a FIRPTA affidavit in such form as is mutually agreed upon by the parties (the “FIRPTA Affidavit”).

(d) A master lease agreement with respect to the Properties in such form as is mutually agreed upon by the parties (the “Master Lease Agreement”).

(e) A guaranty of the Master Lease Agreement by LG Parent in such form as is mutually agreed upon by the parties (the “LG Parent Guaranty”).

(f) A written statement, certified by the chief financial officer of LG Parent, that either (i) sets forth in reasonable detail (A) the calculation of 2014 EBITDARM, and (B) attaches a true and complete copy of the 2014 LG Audited Statement, or (ii) in the event the audit of LG Parent’s 2014 financial statements is not complete, sets forth in reasonable detail (A) LG Parent’s most recent estimated calculation of 2014 EBITDARM, and (B) attaches a copy of the most recent internal draft of the LG Parent’s 2014 financial statements.

(g) Written evidence, in a form mutually agreeable to the parties, that each of the facility leases between Sellers and the Facility Operators are terminated as of the Closing.

(h) Copies of all landlord keys to the Properties.

(i) To the extent necessary to permit the Title Company to remove any exception in the Owner Policy for mechanics’ and materialmen’s liens and general rights of parties in possession, an owner’s affidavit executed by Sellers in a form reasonably acceptable to the Title Company and Sellers, and any other items reasonably required by the Title Company in a form reasonably acceptable to Sellers.

(j) A certificate, dated as of the Closing Date, signed by an officer of Seller, confirming that each of the conditions set forth in Section 9.02(a), Section 9.02(b), and Section 9.02(c) is satisfied in all respects.

(k) Appropriate evidence of the applicable Seller’s authority to execute this Agreement and such other documents required to consummate the Transactions, as may be reasonably requested by the Title Company.

Section 4.03 Purchasers’ Closing Deliverables. At the Closing, Purchasers shall execute, cause to be duly executed, deliver and/or cause to be delivered to Sellers the following with respect to each Property:

(a) The Master Lease Agreement.

(b) A guaranty of the Master Lease Agreement by MedEquities Realty Trust, Inc. (“Purchaser Parent”), in such form as is mutually agreed upon by the parties (the “Purchaser Parent Guaranty”).

(c) The Closing Purchase Price, which shall be delivered in accordance with Section 2.03.

(d) Appropriate evidence of the applicable Purchaser’s authority to execute this Agreement and such other documents required to consummate the Transactions, as may be reasonably requested by the Title Company.

Section 4.04 Possession. Possession of all Properties must be delivered by the Sellers to the Purchasers at the Closing.

ARTICLE V

GOOD AND MARKETABLE TITLE

Section 5.01 Conveyance. At the Closing, the applicable Seller will convey good, marketable fee simple title to each Property and the Improvements to the applicable Purchaser by a Deed, and title to the Personal Property and the Intangible Property by a Bill of Sale (as hereinafter defined), free and clear of any and all deeds of trust, mortgages or other liens or indebtedness; subject, however, to the following (collectively, the “Permitted Exceptions”):

(a) general real estate taxes for the year in which the Closing, occurs and subsequent years not yet due and payable; and

(b) all easements, restrictions, rights-of-way, party wall agreements, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions and other matters affecting all or any portion of the Property to the extent reflected on Schedule B to the applicable Pro Forma Title Policy (as hereinafter defined) or disclosed by the Title Company to Purchaser in writing prior to the Effective Date.

ARTICLE VI

TERMINATION AND REMEDIES

Section 6.01 Termination of Agreement prior to Closing. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, as follows:

(a) by mutual written consent of Sellers and Purchasers;

(b) Sellers may terminate this Agreement by giving written notice to Purchasers at any time prior to the Closing (i) in the event that (A) any Purchaser has materially breached any representation, warranty or covenant contained in this Agreement, (B) Sellers have notified Purchasers of the breach, and (C) the breach has continued without cure for a period of thirty (30) days of the notice of the breach, or (ii) if the Closing has not occurred on or before March 31, 2015 (the “Closing Outside Date”) (unless the failure results primarily from a Seller itself materially breaching any representation, warranty or covenant contained in this Agreement); or

(c) Purchasers may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (i) in the event that (A) any Seller has materially breached any representation, warranty or covenant contained in this Agreement, (B) Purchasers have notified Sellers of the breach, and (C) the breach has continued without cure for a period of thirty (30) days of the notice of the breach, or (ii) if the Closing has not occurred on or before the Closing Outside Date (unless the failure results primarily from a Purchaser itself materially breaching any representation, warranty or covenant contained in this Agreement).

Section 6.02 Notice of Termination; Effect of Termination

(a) If Purchasers (on the one hand) or Sellers (on the other hand) seek to terminate this Agreement pursuant to Section 6.01, such party will provide written notice of termination to such other party specifying with particularity the reason for such termination.

(b) If either Purchasers or Sellers terminate this Agreement pursuant to Section 6.01, this Agreement will forthwith become void and there will be no liability or obligation on the part of any party hereto except as specified in this ARTICLE VI and ARTICLE XI, each of which will survive any such termination; provided, however, that no such termination (or any provision of this Agreement) will relieve any party from liability for damages arising out of fraud or a knowing or intentional breach of any covenant hereunder.

Section 6.03 Payments Upon Termination. In the event this Agreement is terminated pursuant to Section 6.01(a) or Section 6.01(c), the Title Company shall pay to Purchasers, within three (3) business days of such termination, the Earnest Money Deposit and all interest accrued thereon. In the event this Agreement is terminated pursuant to Section 6.01(b), the Title

Company shall pay to Sellers, within three (3) business days of such termination, the Earnest Money Deposit and all interest accrued thereon. The agreements contained in this Section 6.03 are an integral part of the Transactions, and, without these agreements, the parties would not enter into this Agreement. The payment by Purchasers of the Earnest Money Deposit, its forfeiture to Sellers or the return of such Earnest Money Deposit to Purchasers in the event of a termination pursuant to this Section 6.03 is not the sole and exclusive remedy of any Party in connection with the termination of this Agreement and is in addition to any other remedies to which the Parties are entitled to under this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.01 Sellers’ Representations and Warranties. Except as set forth on the disclosure schedules to this Agreement attached hereto as Exhibit B and incorporated herein (the “Sellers’ Disclosure Schedule”), which such exceptions or disclosure will be deemed to be part of the representations and warranties made hereunder, Sellers hereby jointly and severally represent and warrant to Purchasers, as of the date of this Agreement and as of the Closing Date, as set forth below. The Sellers’ Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 7.01, and the disclosures in any section or subsection of the Sellers’ Disclosure Schedule will qualify each other section and subsection in this Section 7.01 to the extent it is reasonably apparent from a reading of the text of the disclosure that such disclosure is applicable to such other sections and subsections.

(a) Power and Authorization; Enforceability. Each Seller is a duly organized, validly existing limited liability company in good standing under the laws of the State of California. Each Seller has all requisite right, power and authority to execute this Agreement, to perform it obligations hereunder, and to consummate the Transactions. This Agreement has been duly authorized, executed and delivered by each Seller, and, assuming this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except as enforceability of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability or specific performance and injunctive and other forms of equitable relief.

(b) No Proceedings. No Seller or Facility Operator has received written notice of any (and, to Sellers’ Knowledge, there is no) current, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, affecting any Property or any portion thereof or interest therein. For purposes of this Agreement, “Sellers’ Knowledge” shall mean the actual knowledge of Thomas Olds, Jr. and Lois Mastrocola.

(c) No Litigation. No Seller or Facility Operator has received written notice of any pending or threatened, litigation which does or would affect in any material respect any Property or such Seller’s ability to fulfill all of its obligations under this Agreement. There are no outstanding claims on any Seller’s insurance policies which claims relate to any Property.

(d) Tax Matters. No Seller is a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Code), or is subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

(e) Real Property.

(i) No Seller or Facility Operator has received any written notice of a claim that any Property does not comply in any material respect with any federal, state, county, city or any other laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use and division, building, fire, health and safety matters, of any Governmental Body bearing on the construction of the Improvements and on the operation, ownership or use of any Property (collectively, “Applicable Laws”), which such noncompliance the applicable Seller has not cured. For purposes of this Agreement, “Governmental Body” will mean (i) the United States federal government or the government of any other country, or (ii) the government of any state, commonwealth, province, county, city, territory, or possession or (iii) any political subdivision, courts, departments, commissions, boards, bureaus, tribunals, agencies or other instrumentalities of any of the foregoing in subparts (i) and (ii).

(ii) Except for (i) the lease of each Facility to a Facility Operator, (ii) agreements with patients/residents, and (iii) Permitted Exceptions, there are no options or agreements to purchase, lease, sublease or manage all or any portion of any Property.

(iii) Except for the Facility Operator and the patients/residents of each Facility, there are no persons in possession or occupancy of any Property or any part thereof, nor are there any other persons who have possessory rights with respect to any Property or any part thereof.

(iv) To Sellers’ Knowledge, each Facility (including, without limitation, the roof, structural elements and heating, ventilating, air conditioning, mechanical, plumbing and electrical systems) is in good condition and repair in all material respects and is structurally sound and free from material defects.

(f) No Conflicts. The execution, delivery and performance by each Seller of this Agreement and the consummation of the Transactions will not (with or without the passage of time or the giving of notice, or both): (i) contravene, conflict with or result in any violation or breach of any of the provisions of the certificate of incorporation or bylaws or equivalent organizational documents of any of Sellers, or (ii) contravene, conflict with, or result in any violation or breach of any law applicable to any of Sellers. No Seller is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Governmental Body or any other person or entity at or prior to the Closing in connection with the execution and delivery of this Agreement by such Seller or the performance and consummation by such Seller of the Transactions.

(g) Healthcare Permits. Each of Sellers or their affiliates, holds all material Healthcare Permits necessary for the lawful conduct of the business of such Facility, and such Healthcare Permits are in full force and effect. No written notice has been received by any Seller or Facility Operator of any intention on the part of issuing authority to cancel, suspend or modify any such licenses or to take any action or institute any proceedings to effect such a cancellation, suspension or modification. Each of Sellers or their affiliates are in material compliance with such applicable Healthcare Permits. For purposes of this Section 7.01(g), “Healthcare Permits” means all permits, license, registrations, certificates or certificates of need, authorizations, permits, approvals and other rights required by any Governmental Body that are applicable to healthcare service providers providing the items and services that the Facility Operators provide. Each Facility Operator has and holds all material licenses, franchises, certifications, authorizations, approvals and permits required by any Governmental Body for the use of the applicable Facility as such Facility is presently used. All fees and other costs of the licenses due and payable have been paid in full.

(h) No Brokers. Sellers have not engaged the services of any real estate broker, finder or other agent (“Broker”), and no Broker is entitled to receive any fee or commission in connection with the Transactions based upon arrangements or agreements made by or on behalf of Sellers.

Section 7.02 Purchasers’ Representations and Warranties. Purchasers hereby jointly and severally represent and warrant to Sellers, as of the date of this Agreement and as of the Closing Date, as set forth below.

(a) Power and Authorization; Enforceability. Each Purchaser is a duly organized, validly existing limited liability company in good standing under the laws of the State of Delaware. Each Purchaser has all requisite right, power and authority to execute this Agreement, to perform it obligations hereunder, and to consummate the Transactions. This Agreement has been duly authorized, executed and delivered by each Purchaser, and, assuming this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a legal, valid and binding obligation of each Purchaser enforceable against each Purchaser in accordance with its terms, except as enforceability of such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws nor or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability or specific performance and injunctive and other forms of equitable relief.

(b) No Litigation. No Purchaser has received written notice of any pending or threatened, litigation which does or would affect in any material respect such Purchaser’s ability to fulfill all of its obligations under this Agreement.

(c) No Brokers. Purchasers have not engaged the services of any Broker, and no Broker is entitled to receive any fee or commission in connection with the Transactions based upon arrangements or agreements made by or on behalf of Sellers.

(d) Available Funds. At the time of the Closing, Purchasers’ will have cash and/or available credit facilities in an aggregate amount sufficient to consummate the Transactions.

(e) No Conflicts. The execution, delivery and performance by each Purchaser of this Agreement and the consummation of the Transactions will not (with or without the passage of time or the giving of notice, or both): (i) contravene, conflict with or result in any violation or breach of any of the provisions of the certificate of incorporation or bylaws or equivalent organizational documents of any of Purchasers, or (ii) contravene, conflict with, or result in any violation or breach of any law applicable to any of Purchasers. No Purchaser is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Governmental Body or any other person or entity at or prior to the Closing in connection with the execution and delivery of this Agreement by such Purchaser or the performance and consummation by such Purchaser of the Transactions.

(f) Property “As-Is”. Purchasers acknowledge and agree that (i) they are buying the Properties on an “AS-IS” basis; (ii) they have made or will have made their own investigations and inspections of the Properties, including, without limitation, the physical aspects of the Properties and the Properties’ compliance with all Applicable Laws; (iii) in connection with its investigations and inspections of the Properties, it has contracted or had the opportunity to contract with certain advisors and consultants, including, but not limited to, environmental consultants, engineers and geologists, to conduct such environmental, hazardous material, geological, soils, hydrology, seismic, endangered species, archeological, physical, structural, mechanical and other inspections of the Properties as Purchasers deemed to be necessary; (iv) Purchasers are relying solely on such reports and their own investigations as to the Properties, their condition and other characteristics and compliance with laws; (vi) except for the representations and warranties set forth in Section 7.01, Purchasers are not making the purchase of the Properties in reliance upon any statements or representations, express or implied, made by Sellers or their agents or brokers, as to the condition of or characteristics of the Properties, its fitness for use for any particular purpose, or the Properties’ compliance with any Applicable Laws.

Section 7.03 Discovery; Survival.

(a) If either of Sellers, on the one hand, or Purchasers, on the other hand, discovers, prior to the Closing Date, that any representation or warranty of the other party is false, misleading or inaccurate in any material respect, the discovering party may (a) if Purchasers are the discovering party, Purchasers shall be entitled to pursue their remedies under Section 6.01(c) of this Agreement; and (b) if Sellers are the discovering party, Sellers shall be entitled to pursue their remedies under Section 6.01(b) of this Agreement. If the discovering party elects to proceed to the Closing, such party cannot later bring a claim against the other as to such discovered matter.

(b) The representations and warranties of the parties made pursuant to this Agreement shall fully survive the Closing; provided that, to the extent neither Sellers nor Purchasers has made any claim as to the breach of any of the representations or warranties set forth in Section 7.01 or Section 7.02 (other than the “Fundamental Representations” set forth in Section 7.01(a), Section 7.01(h), Section 7.02(a), and Section 7.02(c)) within one (1) year of the Closing Date, such representations and warranties will terminate and be of no further force and effect. The Fundamental Representations shall survive indefinitely. If the Transactions are consummated, the covenants and agreements contained in this Agreement that, by their nature, are required to be performed prior the Closing will not survive the Closing, and the covenants and agreements contained in this Agreement that, by their nature, are required to be performed after the Closing will survive the Closing in accordance with their respective terms.

ARTICLE VIII

CERTAIN COVENANTS OF THE PARTIES

Section 8.01 General. Each of the parties hereto will use reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Transactions as promptly as reasonably practicable. Subject to the terms and conditions of this Agreement, each party hereto will, from time to time, execute such further instruments and take such other actions as any other party hereto may reasonably request in order to fulfill its obligations under this Agreement, and to effectuate the purposes of this Agreement; provided, however, that any actions not specifically required by other provisions of this Agreement to be taken after the Closing, will be at the expense of the requesting party.

Section 8.02 Interim Operating Covenants. From the date of this Agreement through the earlier of (i) the termination of this Agreement pursuant to ARTICLE VI or (ii) the Closing Date, Sellers agree to operate and maintain each Property in a manner consistent with their current operating procedures in all material respects, and shall not, without the prior written consent of Purchasers (which such consent will not be unreasonably withheld, conditioned or delayed), do any of the following with respect to each Property:

(a) Enter into any new lease for such Property or any portion thereof (other than agreements with patients/residents consistent with the current operating procedures of the Facilities).

(b) Fail to maintain its current insurance covering the applicable Seller’s interest in such Property or advise the applicable Purchaser promptly of the occurrence of any fire or other casualty affecting such Property.

(c) Sell, assign or create any right, title or interest whatsoever in or to such Property (including any so-called “back-up” contracts which are expressly prohibited) or create any voluntary lien thereon from and after the date of the applicable Pro Forma Title Policy.

Section 8.03 Material Adverse Change.

(a) From the date of this Agreement through the earlier of (i) the termination of this Agreement pursuant to ARTICLE VI or (ii) the Closing, as promptly as practicable upon such occurrence and Sellers’ Knowledge thereof, Sellers shall provide written notice to Purchasers of the occurrence of any Material Adverse Change. Within five (5) business days of such notice, Purchasers may elect to terminate this Agreement upon written notice to Sellers, in which case, Title Company shall refund the Earnest Money Deposit to Purchasers.

(b) For purposes of this Agreement, “Material Adverse Change” shall mean (i) the 2014 EBITDARM was less than $8,750,000, or (ii) any change, event, circumstance, condition or effect occurring after the date of this Agreement that is or is reasonably likely to be, individually or in the aggregate, (A) materially adverse to the condition (financial or otherwise), operations or results of operations of the Properties taken as a whole, or (B) a material impairment of the ability of any Seller to consummate the Transactions; provided, however, that the determination of a Material Adverse Change will exclude any such change, event, circumstance, condition or effect resulting from: (1) changes after the date hereof generally affecting the skilled nursing/RCFE industry; (2) changes in any law, GAAP or applicable accounting regulations or principles; (3) the announcement or pendency of any of the Closing; (4) any action taken by a Seller at any Purchaser’s written request or in compliance with actions required pursuant to the Agreement; (5) any natural or man-made disaster, pandemic, acts of war or terrorism or any escalation or material worsening thereof; (6) except as to the 2014 EBITDARM, any failure, in and of itself, by Sellers or LG Parent to meet any internal projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (provided, that the underlying factors contributing to such failure will not be excluded unless such underlying factors would otherwise be excepted from this definition); or (7) changes in general legal, regulatory, political or economic conditions or the credit, financial, or capital markets, foreign or domestic, including changes in interest or exchange rates, except with respect to clauses (1), (2), (5) and (7), to the extent, and only to the extent such change, event, circumstance, condition or effect has a materially disproportionate adverse effect on the Properties as compared to other properties similarly situated and operating in the skilled nursing/RCFE industry.

Section 8.04 Estoppels. Sellers agree, upon written request by Purchasers, to use commercially reasonable efforts to seek such estoppel certificates as Purchasers identify are required, in form and substance reasonably satisfactory to Purchasers, with respect to any declarations, business park covenants or other agreements materially affecting all or any portion of the Property; provided, that none of Sellers nor any of their affiliates will be required to grant any additional consideration to any third party, provide additional material security or incur additional costs in order to obtain such estoppel certificates. The failure to obtain any estoppel certificate will not (i) constitute a Material Adverse Change or a breach by any of Sellers of any representation, warranty, covenant or agreement under this Agreement, or (ii) constitute a failure of any condition under this Agreement.

Section 8.05 Transfer of Roof and Other Warranties. Sellers shall use their commercially reasonable efforts to obtain prior to the Closing, the consents of those issuers of any roof warranties and/or other warranties affecting a Property to the assignment of such roof warranties and/or other warranties (to the extent such warranties are assignable) from the applicable Seller to the applicable Purchaser as Purchaser may reasonably request in writing. Sellers agree to make Property management personnel available at reasonable times and after reasonable notice for inspections of the roof by such roof warranty issuers and/or other issuers and shall execute such documents as reasonably necessary to assign any such roof warranties (to the extent assignable) to the applicable Purchaser. None of Sellers nor any of their affiliates will be required to grant any additional consideration to such roof warranty issuers, other issuers, or any other third party, provide additional material security or incur additional costs in order to obtain such assignments. The failure to obtain such assignments will not (i) constitute a Material Adverse Change or a breach by any of Sellers of any representation, warranty, covenant or agreement under this Agreement, or (ii) constitute a failure of any condition under this Agreement.

Section 8.06 Ownership Interests. From the date of this Agreement until the earlier of (i) the termination of this Agreement pursuant to ARTICLE VI or (ii) the Closing, LG Parent shall retain ownership of not less than fifty-one percent (51%) of the total ownership interest in each of the Facility Operators.

Section 8.07 HUD Financing; Payoff of Current Indebtedness.

(a) Sellers agree to use, and to cause their respective affiliates to use, commercially reasonable efforts to complete the proposed financing transaction with Housing & Healthcare Finance, LLC (who will be seeking mortgage insurance from the U.S. Department of Housing and Urban Development) for the properties of LG Parent located in Canoga Park, California; Modesto, California; and Pleasanton, California, on or before February 27, 2015 (the “HUD Financing”), which the proceeds of such transaction are to be used to satisfy all outstanding indebtedness under the U.S. $120,000,000 Credit Agreement dated as of May 30, 2012 among LG Parent, subsidiaries of LG Parent (including Sellers) and ING Capital LLC, as agent for the lenders and the other lenders named therein (the “LG Parent Credit Agreement”). Concurrent with the closing of the HUD Financing, Sellers agree to provide Purchasers with evidence of the payoff of the LG Parent Credit Agreement and release of liens and other encumbrances on the Properties associated therewith (collectively, the “Evidence of Payoff”).

(b) Regardless of whether or not the HUD Financing is completed as set forth above, Sellers agree to deliver the Evidence of Payoff no later than March 31, 2015, which such Evidence of Payoff will be effective concurrent with the Closing as a result of using the proceeds from the Transactions to pay off the LG Parent Credit Agreement.

Section 8.08 Execution of Master Lease Agreement and Guaranties.

(a) The parties agree to deliver at Closing the Master Lease Agreement, in such form as shall be mutually agreed upon by the parties, and which will include the following terms:

(i) Initial Term: 15 years.

(ii) Renewal Terms: Facility Operators (as “Tenants”) to have two separately exercisable 5-year renewal options.

(iii) Annual Base Rent: An amount equal to the aggregate Purchase Price for the Properties multiplied by 8.75%, on a “triple net” basis.

(iv) Rent Escalation: On the 4th anniversary of the lease commencement date, base rent will increase by the lesser of (a) 2%, and (b) the percentage increase in CPI since the lease commencement date. On each of the next 5 anniversary dates, base rent will increase by the lesser of (y) 2%, and (z) the percentage increase in CPI since the immediately preceding anniversary date. On each anniversary of the lease commencement date thereafter (including during any renewal term), base rent will increase by 2.5%.

(v) Covenants: Tenants shall covenant and agree that (a) beginning with the first calendar quarter after the 5th lease year, Tenants (in the aggregate) will maintain a ratio of EBITDAR to aggregate base rent of at least 1.2 to 1.0, tested each calendar quarter on a 12-month trailing basis, and (b) except for (w) sales and replacements in the ordinary course of business, (x) removal of assets not deemed reasonably necessary to conduct the business, (y) security interests related to capital or equipment leases, or (z) security interests granted in connection with any A/R Credit Facility and/or LG Parent Credit Facility permitted pursuant to subsection “(b)(v)” below, each Tenant shall maintain sole ownership of its assets free and clear of all liens and encumbrances. “EBITDAR” will be defined as EBITDARM reduced by a management fee equal to an assumed 3% of net revenue.

(b) Sellers shall deliver at Closing a duly executed LG Parent Guaranty of the obligations of the Tenants under the Master Lease Agreement, in such form as shall be mutually agreed upon by the parties, and which will include the following terms:

(i) Guaranty Cap: Beginning on the 6th anniversary of the lease commencement date, the maximum aggregate liability of LG Parent under the LG Parent Guaranty shall be limited to an amount equal to 50% of all remaining base rent under the Master Lease Agreement, provided that (i) LG Parent has maintained a ratio of EBITDAR to total rent payable for the skilled nursing and assisted living facilities operated by LG Parent or its subsidiaries (the “LG Facility Rent”) for the twenty four (24) month period then ended of not less than 1.75 to 1.0; (ii) the Tenants have maintained a ratio of EBITDAR to aggregate base rent for the 24-month period then ended of not less than 1.30 to 1.0; and (iii) there shall not exist any material uncured default under the LG Parent Guaranty or the Master Lease Agreement.

(ii) Rent Coverage Covenant: As of the last day of each calendar quarter, the ratio of LG Parent EBITDAR to LG Facility Rent for the twelve (12) month period then ended shall be not less than 1.50 to 1.0; provided, however, that LG Parent’s failure to comply with the foregoing shall not constitute a breach or default under the LG Parent Guaranty unless and until such failure occurs as of the last day of two consecutive calendar quarters.

(iii) Fixed Charges Covenant: As of the last day of each calendar quarter, the ratio of LG Parent EBITDAR to fixed charges as maintained by LG Parent for the twelve (12) month period then ended shall be not less than 1.15 to 1.0; provided, however, that LG Parent’s failure to comply with the foregoing shall not constitute a breach or default under the LG Parent Guaranty unless and until such failure occurs as of the last day of two consecutive calendar quarters.

(iv) Working Capital Covenant: For the term of the LG Parent Guaranty, the net working capital of LG Parent shall be not less than the greater of (i) Ten Million Dollars ($10,000,000), or (ii) 17.0% of the EBITDARM of LG Parent (determined on a quarterly pro-forma basis taking into consideration any acquisition or divestiture within LG

Parent’s portfolio of skilled nursing, assisted living, Alzheimer’s, or similar healthcare facilities); provided, however, that LG Parent’s failure to comply with the foregoing covenant shall not constitute a breach or default under the LG Parent Guaranty unless and until such failure occurs in two consecutive calendar quarters.

(v) Ownership Interests Covenant: Except as may otherwise be approved in writing by Purchasers:

(1) Thomas Olds Jr. may not transfer all or any portion of his ownership interest in LG Parent to any entity or entities that are on the U.S. Office of Inspector General Medicare exclusions list;

(2) LG Parent may not transfer all or any portion of its ownership interests in any of its subsidiaries (other than the Tenants) to any third party unless (a) there shall not exist any material uncured default under the LG Parent Guaranty or any Event of Default under the Master Lease Agreement, (b) the effect of such transfer would not, on a pro forma basis, result in an immediate default under the Master Lease Agreement or the LG Parent Guaranty, (c) the ratio of aggregate Tenants EBITDAR to aggregate base rent is 1.2 or greater on a 12-month trailing basis, and (d) one of the following two ratio combinations is satisfied: (y) the ratio of aggregate Tenants EBITDAR to aggregate base rent is greater than 1.2 to 1.0 but less than 1.3 to 1.0 and the ratio of LG Parent EBITDAR to LG Facility Rent on a pro forma basis after giving effect to the transfer is not be less than 2.25 to 1.0 on a 12-month trailing basis, or (z) the ratio of aggregate Tenants EBITDAR to aggregate base rent is equal to or greater than 1.3 to 1.0 and the ratio of LG Parent EBITDAR to LG Facility Rent on a pro forma basis after giving effect to the transfer is not be less than 2.0 to 1.0 on a 12-month trailing basis.

(3) LG Parent shall maintain ownership of not less than one hundred percent (100%) of the total issued and outstanding ownership interests in each of the Tenants, free and clear of all liens and encumbrances, provided, however, that consent for any transfer of such issued and outstanding ownership interests under this Section 8.08(b)(v)93) by from Purchasers shall not be unreasonably withheld, conditioned, or delayed; and

provided further, that nothing set forth in this Section 8.08(b)(v) shall prohibit Sellers from entering into or effectuating (a) any current or future accounts receivable based credit facility (“A/R Credit Facility”) in which the accounts receivable of LG Parent and/or its direct or indirect subsidiaries (including any Tenants) are used as collateral for any amounts borrowed under such A/R Credit Facility, (b) any current or future credit facility (“LG Parent Credit Facility”) that requires as collateral for any amounts borrowed under such LG Parent Credit Facility a security interest in all or substantially all of the assets of LG Parent and/or its direct or indirect subsidiaries (including, without limitation, any assets or equity of any Tenants), or (c) the proposed financing transaction with Housing & Healthcare Finance, LLC (who will be seeking mortgage insurance from the U.S. Department of Housing and Urban Development) for the properties of LG Parent located in Canoga Park, California; Modesto, California; and Pleasanton, California. LG Parent shall be prohibited from entering into any new LG Parent Credit Facility or similar credit arrangement that requires a lien or security interest in all or substantially all of LG Parent’s assets unless LG Parent at such time is, and immediately after giving effect to the proposed credit arrangement shall be, in compliance with the following conditions: (y) LG Parent has maintained a ratio of LG Parent EBITDAR to LG Facility Rent for the twenty four (24) month period then ended of not less than 1.75 to 1.0; and (z) there shall not exist any material uncured default under the LG Parent Guaranty or the Master Lease Agreement.

(vi) Assignment and Assumption of the Master Lease Agreement and LG Parent Guaranty: Notwithstanding anything in this Agreement, neither this Agreement, the Master Lease Agreement, nor the LG Parent Guaranty will contain any restrictions on (1) LG Parent’s ability to transfer all or substantially all of its assets and liabilities, including its ownership interests in each of its subsidiaries (Tenants and non-Tenants), their respective obligations under the Master Lease Agreement, and LG Parent’s obligations under the LG Parent Guaranty, or (2) the ability of the equity owners of LG Parent to transfer all or substantially all of their ownership interests in LG Parent (including transferring any obligations under the Master Lease Agreement or the LG Parent Guaranty), to another entity or entities in one transaction or a series of related transactions; provided that (a) such transferee entity or entities are not on the U.S. Office of Inspector General Medicare exclusions list, (b) such transferee entity or entities are reasonably deemed to be sufficiently capitalized and have the business knowledge and experience to operate skilled nursing, assisted living, Alzheimer’s, or similar healthcare business of the size and nature of LG Parent’s, and (c) in the case of a transfer by LG Parent of all or substantially all of its assets, or a transfer by the Tenants of all or substantially all of their respective assets, (A) the LG Parent Guaranty is assumed in writing by the transferee of LG Parent’s assets or by a parent entity of the transferee(s) of the Tenant’s assets, as the case may be, and (B) the entity so assuming the LG Parent Guaranty has consolidated EBITDAR for its then most recently completed fiscal year of not less than $45 million, and, on a pro forma basis after giving effect to the transfer, satisfies the requirements set forth in clause “(d)” of Section 8.08(b)(v)(2).

(vii) Subordination: During the existence of any material uncured default on the part of Tenant under the Master Lease Agreement, all fees, payments or other obligations of Tenant to LG Parent or to any of the members of LG Parent in excess of a 3% management fee shall be subordinate to the prior payment in full of all obligations then due to Purchasers under the Master Lease Agreement.

(viii) Distributions: LG Parent shall not make any payments or distributions of cash or other property to any of its members unless (a) immediately prior to and after giving effect to such payment or distribution, LG Parent shall be in compliance with the Working Capital Covenant set forth above; (b) the ratio of LG Parent EBITDAR to LG Facility Rent for the then most recently completed twelve (12) calendar month period (for which financial statements are available) shall be at least 1.75 to 1.0; (c) the ratio of LG Parent EBITDAR to fixed charges for the then most recently completed twelve (12) calendar month period (for which financial statements are available) shall be at least 1.15 to 1.0, and (d) there shall not exist any material uncured default on the part of the Tenant under the Master Lease Agreement. Notwithstanding the foregoing, LG Parent shall be permitted to make distributions to its members for the payment of taxes in a manner consistent with past practice without regard to compliance with subsections “(a)”, “(b)” and “(c)” above.

(c) Purchasers shall deliver at Closing a duly executed Purchaser Parent Guaranty of the obligations of the Purchasers under the Master Lease Agreement, in similar form as the LG Parent Guaranty (without the covenants set forth in Section 8.08(b) above) as shall be mutually agreed upon by the parties.

(d) Purchasers covenant, if requested, to enter into a commercially reasonable inter-creditor or subordination agreement in connection with any LG Parent Credit Facility upon terms and conditions deemed reasonable by Purchasers and any lenders party to such LG Parent Credit Facility.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligation of each party to consummate and effect the Transactions will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, jointly by Sellers and Purchasers:

(a) Approvals. All consents, approvals, permits and authorizations required to be obtained prior to the Closing from any Governmental Body (if any) will have been obtained, except where, assuming the Transactions has occurred, the failure to comply would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Change.

(b) No Order. No judgment, order, decree, ruling, or charge will have been entered in any action, suit, or proceeding before any court or Governmental Body having jurisdiction over any party hereto, and no preliminary or permanent injunction by any court or Governmental Body will have been issued, which would have the effect of (i) making the Transactions illegal, or (ii) otherwise preventing the consummation of the Transactions.

Section 9.02 Conditions to Obligations of Purchasers. The obligation of Purchasers to consummate and effect the Transactions will be subject to the satisfaction at or prior to the Closing Date of the following conditions precedent, any of which may be waived, in writing, by Purchasers:

(a) Representations and Warranties. The representations and warranties of Sellers contained in Section 7.01 will be true and correct in all material respects at and as of the date of this Agreement, and at and as of the Closing Date.

(b) Agreements and Covenants. Sellers shall have performed all of their respective covenants, agreements, and obligations under this Agreement in all material respects through the Closing Date.

(c) No Material Adverse Change. There shall not have occurred any Material Adverse Change.

(d) Title Policies. At the Closing, the Title Company shall be irrevocably committed to issue to Purchasers a standard ALTA form Owner Policy of Title Insurance in the form of the Pro Forma Title Policies and endorsements thereto attached hereto as Exhibit C (the “Pro Forma Title Policies”) issued by the Title Company in the applicable Purchaser’s favor for each Property in the amount of the portion of the Purchase Price allocated such Property on the Property List, insuring each applicable Purchaser’s fee simple title to the applicable Property and the Improvements (collectively, the “Owner Policies”). Subject to Seller’s obligations under Section 4.02 above, the failure of the Title Company to commit to issue, or actually issue, any of the Owner Policies shall not constitute a breach or default by any of Sellers under this Agreement.

(e) Evidence of Payoff. LG Parent shall have delivered Evidence of Payoff pursuant to Section 8.07(a) or Section 8.07(b), as applicable.

(f) Deliveries. Each of the deliveries contemplated by Section 4.02 will have been made.

Section 9.03 Conditions to Obligations of Sellers.

(a) Representations and Warranties. The representations and warranties of Purchasers contained in Section 7.02 will be true and correct in all material respects at and as of the date of this Agreement, and at and as of the Closing Date.

(b) Agreements and Covenants. Purchasers shall have performed all of their respective covenants, agreements, and obligations under this Agreement in all material respects through the Closing Date.

(c) HUD Financing and Evidence of Payoff. LG Parent shall have either (i) completed the HUD Financing and delivered such Evidence of Payoff required under Section 8.07(a), or (ii) in the event the HUD Financing is not completed as required in Section 8.07(a), LG Parent will provide such Evidence of Payoff as required under Section 8.07(b) no later than March 31, 2015.

(d) Deliveries. Each of the deliveries contemplated by Section 4.03 will have been made.

ARTICLE X

RISK OF LOSS

Section 10.01 Minor Damage. In the event of any damage to any Property prior to the Closing such that such Property could be repaired or restored, in the opinion of an architect mutually acceptable to Sellers and Purchasers (with any fees, costs or expenses pertaining to such opinion to be borne equally by Purchasers and Sellers), to a condition substantially identical to that of such Property immediately prior to the event of damage at a cost equal to or less than $250,000 individually or $500,000 in the aggregate for all Properties (a “Minor Damage”), neither Sellers nor Purchasers shall have the right to terminate this Agreement due to such Minor Damage, and the applicable Seller shall repair and restore the damaged portion of the Property to a condition substantially identical to that which existed immediately prior to the occurrence of such Minor Damage and retain all of such Seller’s right, title and interest to any claims and proceeds such Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property. Sellers shall use commercially reasonable efforts to complete such repairs prior to the Closing Date.

Section 10.02 Major Damage. In the event any damage to any Property prior to the Closing such that such Property could not be repaired or restored, in the opinion of an architect mutually acceptable to Sellers and Purchasers (with any fees, costs or expenses pertaining to such opinion to be borne equally by Purchasers and Sellers), to a condition substantially identical to that of such Property immediately prior to the event of damage at a cost equal to or less than $250,000 or $500,000 in the aggregate for all Properties (a “Major Damage”), Purchasers shall, prior to the Closing, have the option of terminating this Agreement upon five (5) business days written notice to Sellers, in which event Sellers and Purchasers shall thereupon be released from any and all liability hereunder (other than those liabilities that expressly survive any termination of this Agreement) and Title Company shall refund the Earnest Money Deposit to Purchasers.

Section 10.03 Vendor and Purchaser Risk. Except as set forth in Section 10.01 and Section 10.02, Sellers shall bear the full risk of loss until the Closing with respect to all Properties. Upon the Closing, full risk of loss with respect to the Properties shall pass to Purchasers.

Section 10.04 Condemnation. If, before the Closing, any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of any Property and, in the reasonable opinion of legal counsel to Purchasers, such condemnation or eminent domain proceedings would materially interfere with the current use of such Property, then Purchasers may terminate this Agreement upon written notice to Sellers and Seller and Purchasers shall thereupon be released from any and all further liability hereunder (other than those liabilities that expressly survive any termination of this Agreement) and Title Company shall refund the Earnest Money Deposit to Purchasers.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices. Any notice, demand or other communication which may or is required to be given under this Agreement must be in writing and will be sufficiently given: (a) on the date it is personally delivered to the persons set forth below; (b) two (2) business days after the date of posting if transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) one (1) business day if transmitted by reputable overnight courier service, such as Federal Express; or (d) on the day transmitted by legible facsimile (with answer back confirmation) or email, receipt acknowledged, to Purchasers and Sellers as listed below. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication and any specified copies are actually received in writing by the party and all other persons to whom they are required or permitted to be given. Purchasers and Sellers may change their respective addresses for purposes hereof by written notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given, unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to any Purchaser:

c/o MedEquities Realty Trust, Inc.

3102 West End Avenue, Suite 400

Nashville, TN 37203

Attention: William C. Harlan, President

Telephone: (615) 324-7826

Facsimile: (615) 324-7804

Email: wharlan@medequities.com

With a copy (which shall not constitute notice) to:	Arent Fox LLP 1675 Broadway, 34th Floor New York, NY 10019 Attention: Michael S. Blass, Esq. Telephone: (212) 484-3902 Facsimile: (212) 484-3990 Email: michael.blass@arentfox.com

If to any Seller:	c/o Life Generation Healthcare, LLC 20371 Irvine Avenue, Suite 210 Newport Beach, CA 92660 Attention: Thomas Olds, Jr. Telephone: (714) 241-5600 Facsimile: (714) 241-8911 Email: tolds@lifegen.net

With a copy (which shall not constitute notice) to:	O’Melveny & Myers LLP 610 Newport Center Drive Suite 1700 Newport Beach, CA 92660 Attn: Mark Peterson, Esq. Telephone: (949) 823-6971 Facsimile: (949) 823-6994 Email: mpeterson@omm.com

If to Title Company, to the address set forth on its signature page hereto.

Either parties’ legal counsel may deliver any notice required or otherwise permitted to be given by such party hereunder with the same effect as if given directly by such party.

Section 11.02 Entire Agreement. This Agreement, together with the Sellers’ Disclosure Schedule and other documents contemplated herein, constitutes the entire agreement between the parties hereto and supersedes any prior understanding, letter of intent or written or oral agreements between the parties concerning the Properties.

Section 11.03 No Rule of Construction. This Agreement has been drafted by both Sellers and Purchasers and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 11.04 Multiple Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile or PDF transmission, each of which shall be deemed an original but together shall constitute one and the same instrument.

Section 11.05 Governing Law. This Agreement is made pursuant to, and will be construed and enforced in accordance with, the Laws of the State of California, irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law that would give effect to the laws of another jurisdiction.

Section 11.06 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of the State of California and the exclusive venue of the County of Orange in the State of California for purposes of any proceeding arising out of this Agreement. Each of the parties hereto hereby waives, and agrees not to assert in any such dispute, in each case to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction and venue of such courts, (b) such party and such party’s property is immune from any legal process issued by such courts or (c) any proceeding commenced in such courts is brought in an inconvenient forum.

Section 11.07 Attorneys’ Fees. In the event of any litigation or other proceeding brought by either party hereunder, the prevailing party shall be entitled to recover its attorneys’ fees and costs of suit.

Section 11.08 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Body having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.

Section 11.09 Interpretation. This Agreement shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, including the terms Improvements, Permitted Exceptions, Personal Property, Intangible Property and Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the sole and absolute discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Agreement in its entirety; (j) references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Agreement; and (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Agreement.

Section 11.10 Damages. Any claim for damages resulting from a breach of the representations, warranties or covenants included herein shall be for direct damages only and shall not include any indirect, consequential, special, punitive, or incidental damages, (including any diminution in value or lost profits).

Section 11.11 Exhibits. The exhibits attached hereto shall be deemed to be an integral part of this Agreement.

Section 11.12 Amendment, Modification and Waiver. No provision of this Agreement can be amended or waived orally, and no executory agreement shall be effective to amend, waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Any such modification need not be joined in by the Title Company. Any waiver by a party hereto of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

Section 11.13 Reporting Person. Purchasers and Sellers hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Code.

Section 11.14 Time of Essence. Time is of the essence to both Sellers and Purchasers in the performance of this Agreement, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein. If the final day of any period of time set out in any provision of this Agreement falls upon a Saturday, Sunday or a legal holiday under the laws of the State of California, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 11.15 Confidentiality. Purchasers and Sellers shall hold, and shall cause their respective affiliates, employees and representatives to hold, in strict confidence, and Purchasers and Sellers shall not disclose, and shall prohibit their respective affiliates, employees and representatives from disclosing, to any other person without the prior written consent of the other party, (a) the terms of this Agreement and the Properties, including the existing leases and subleases thereon, (b) any of the information in respect of the Properties delivered to or for the benefit of Purchasers whether by their affiliates, employees and representatives or Sellers or their affiliates, employees and representatives, and (c) the identity of any direct or indirect owner of any beneficial interest in Sellers or Purchasers. Notwithstanding anything contained in this Agreement to the contrary, (y) the parties obligations under clauses (a), (b) and (c) of the immediately preceding sentence shall survive the Closing and not be merged therein, and (z) the parties may disclose such information (i) on a need-to-know basis to its employees, agents, consultants, members of professional firms serving it or existing or potential lenders, investors, consultants and brokers, on a confidential basis, such terms of the Agreement as are customarily disclosed to such parties in connection with similar acquisitions, (ii) as may be required in order to comply with applicable laws, rules or regulations or a court order or as may be required for any disclosure or filing requirements of the Securities and Exchange Commission, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder or any authority governing disclosure filings required by applicable law, rules or regulations, including but not limited to the disclosure of any lease, including any amendments, modifications, extensions or renewals thereto and any collateral material used in connection with a public offering of securities by Purchasers or their affiliates or (iii) to the extent that such information is a matter of public record.

[SEE SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, this Agreement has been deemed executed by Purchasers and Sellers in Orange County, California as of (but not necessarily on) the date and year first above written.

PURCHASERS:

MRT of La Mesa CA – SNF, LLC, a Delaware limited liability company

By:	/s/ William Harlan
Print Name: William Harlan
Title: President

MRT of National City CA – SNF I, LLC, a Delaware limited liability company

By:	/s/ William Harlan
Print Name: William Harlan
Title: President

MRT of National City CA – SNF II , LLC, a Delaware limited liability company

By:	/s/ William Harlan
Print Name: William Harlan
Title: President

MRT of Upland CA – SNF/ALF, LLC, a Delaware limited liability company

By:	/s/ William Harlan
Print Name: William Harlan
Title: President

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SELLERS:

La Mesa Real Estate, LLC,
a California limited liability company

By:	/s/ Thomas Olds, Jr.
Print Name: Thomas Olds, Jr.
Title: President & CEO

National City Real Estate II, LLC, a California limited liability company

By:	/s/ Thomas Olds, Jr.
Print Name: Thomas Olds, Jr.
Title: President & CEO

National City Real Estate I, LLC, a California limited liability company

By:	/s/ Thomas Olds, Jr.
Print Name: Thomas Olds, Jr.
Title: President & CEO

Upland Real Estate, LLC, a California limited liability company

By:	/s/ Thomas Olds, Jr.
Print Name: Thomas Olds, Jr.
Title: President & CEO

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TITLE COMPANY JOINDER

The Title Company joins herein in order to evidence its agreement to perform the duties and obligations of the Title Company set forth herein and the accompanying escrow instructions and to acknowledge receipt, as of the date set forth below, of an original counterpart of this Agreement signed by Seller and Purchaser.

Date: February 19, 2015

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:	/s/ Angela M. Lentner
Name: Angela M. Lentner
Title:	Authorized Signatory

Notice Address:

Commonwealth Land Title
Insurance Company
Attention: Carol Ann Martinelli
Telephone: 248-816-3834
Facsimile: 248-649-4836
Email: carolann.martinelli@fnf.com

Or

Attention: Jennifer VanCoillie
Telephone: 248-816-3842
Email: Jennifer.vancoillie@fnf.com

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EXHIBIT A

PROPERTY LIST

Name of Facility	Property Address	Facility Type	Facility Operator	Seller	Purchaser
Arbor Hills Nursing & Rehabilitation Center	7800 Parkway Drive La Mesa, CA 91942	Skilled Nursing Facility	GHC of La Mesa, LLC	La Mesa Real Estate, LLC	MRT of La Mesa CA – SNF, LLC
Castle Manor Nursing & Rehabilitation Center	541 V Avenue National City, CA 91950	Skilled Nursing Facility	GHC of National City II, LLC	National City Real Estate II, LLC	MRT of National City CA – SNF II, LLC
Friendship Manor Nursing & Rehabilitation Center	902 Euclid St. National City, CA 91950	Skilled Nursing Facility	GHC of National City I, LLC	National City Real Estate I, LLC	MRT of National City CA – SNF I , LLC
Heritage Park Nursing Center Heritage Court Assisted Living	275 Garnet Way Upland, CA 91786	Skilled Nursing Facility RCFE Facility	GHC of Upland, SNF, LLC GHC of Upland, RCFE, LLC	Upland Real Estate, LLC	MRT of Upland CA – SNF/ALF, LLC

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